  Filed Pursuant to Rule 424(b)(5)
  Registration Statement No. 333-163880

PROSPECTUS

Common Stock
Subscription Rights to Purchase up to
5,000,000 Shares of Common Stock

        We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase up to 5,000,000 shares of our common stock. You will receive 0.31787 subscription rights for each share of common stock held of record at the close of business on January 19, 2010. Subscription rights may only be exercised in whole numbers; we will not issue fractional rights and will round all of the subscription rights down to the nearest whole number.

        Each whole subscription right will entitle you to purchase one share of our common stock at a subscription price equal to $2.00 per share of common stock.

        The subscription rights will expire if they are not exercised by 5:00 p.m., Portland, Oregon time, on March 1, 2010, unless we extend the offering period in our sole discretion. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold or transferred.

        If you exercise all of the subscription rights distributed to you, you will also be entitled to purchase additional shares not purchased by other shareholders pursuant to the over-subscription privilege described in this prospectus.

        We may in our sole discretion cancel the rights offering at any time and for any reason. If we cancel this offering, the subscription agent will return all subscription payments it has received for the cancelled offering without interest or penalty.

        The shares are being offered directly by us without the services of an underwriter or selling agent.

        Shares of our common stock are traded on the NASDAQ Global Select Market under the symbol "WCBO." On January 27, 2010, the closing sale price for our common stock was $2.43 per share. The shares of common stock issued in the rights offering will also be listed on the NASDAQ Global Select Market under the same symbol.

        This investment in our common stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors beginning on page 11 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before exercising your subscription rights. See "Information Incorporated by Reference."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        These securities are not deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or fund.

        As of January 26, 2010, the aggregate market value of our outstanding common equity held by non-affiliates was approximately $36,621,463, which was calculated based on 15,070,561 shares of outstanding common stock held by non-affiliates (based on affiliate 12/31/09 holdings) and on a price per share of $2.43, the closing price of our common stock on January 26, 2010. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

The date of this prospectus is January 29, 2010

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any exercise of the rights.

        The distribution of this prospectus and the offering and sale of our common shares in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer of, or a solicitation of an offer to buy, any common shares in any jurisdiction in which such offer or invitation would be unlawful.

        In this prospectus, all references to the "Company," "we," "us" and "our" refer to West Coast Bancorp and its subsidiaries, unless the context otherwise requires or where otherwise indicated.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA") and are made pursuant to the safe harbors of the PSLRA. Any statements containing the words "could," "may," "should," "plan," "believes," "anticipates," "estimates," "predicts," "expects," "projects," "potential," or "continue," or words of similar import, constitute "forward-looking statements," as do any other statements that expressly or implicitly predict future events, results, or performance. The Company's actual results could be quite different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ from results expressed or implied by our forward-looking statements include, without limitation:

  •
  General economic conditions, whether national or regional, and conditions in real estate markets, that may affect the demand for our loan and other products, lead to further declines in credit quality and increased loan losses, hinder our ability to increase lending activities, and negatively affect the value and salability of the real estate that we own or is the collateral for many of our loans;

  •
  Changing business, banking, or regulatory conditions, policies, or programs, or new legislation or government or regulatory initiatives, that could lead to restrictions on activities of banks generally or West Coast Bank (the "Bank"), in particular, changes in costs, including deposit insurance premiums, the elimination of FDIC programs expanding deposit insurance coverage on noninterest bearing deposit accounts and other accounts with balances up to $250,000, declines in consumer confidence in depository institutions generally or the Bank in particular, or changes in the secondary market for bank loan and other products;

  •
  Competitive factors, including competition with community, regional and national financial institutions, that may lead to pricing pressures that reduce yields the Bank achieves on loans and increase rates the Bank pays on deposits, loss of the Company's most valued customers, defection of key employees or groups of employees, or other losses;

  •
  Increasing or decreasing interest rate environments, including the slope and level of, as well as changes in, the yield curve, that could lead to decreases in net interest margin, lower net interest and fee income, including lower gains on sales of loans, and changes in the value of the Company's investment securities;

  •
  Changes or failures in technology or third party vendor relationships in important revenue production or service areas or increases in required investments in technology that could reduce our revenues, increase our costs, or lead to disruptions in our business; and

  •
  With respect to the participation in the rights offering of the 401(k) plan and plan participants, a failure to obtain an exemption from the U.S. Department of Labor, referred to in this prospectus as the DOL, on a retroactive basis, effective to the commencement of the rights offering, with respect to the acquisition, holding and exercise of the subscription rights by our 401(k) plan and plan participants.

        Furthermore, forward-looking statements are subject to risks and uncertainties related to the Company's ability to, among other things: dispose of properties or other assets obtained through foreclosures at expected prices and within a reasonable period of time; attract and retain key personnel; generate loan and deposit balances at projected spreads; sustain fee generation including gains on sales of loans; maintain asset quality and control risk; limit the amount of net loan charge-offs; adapt to changing customer deposit, investment and borrowing behaviors; control expense growth; and monitor and manage the Company's financial reporting, operating and disclosure control environments.

        Some of these and other factors are discussed in this prospectus under the caption "Risk Factors" and elsewhere in this prospectus and the documents incorporated by reference, including but not limited to the

ii

section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. The development of any or all of these factors could have an adverse impact on our financial position and our results of operations.

        Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus and the documents incorporated by reference might not occur, and you should not put undue reliance on any forward-looking statements.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

        The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents we incorporate by reference contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the common stock of the Company, and our business.

What is the rights offering?

        We are distributing to holders of our common stock as of 5:00 p.m., Portland, Oregon time, on January 19, 2010, which is the record date for this rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive 0.31787 subscription rights for each share of common stock you owned at the close of business on the record date. The subscription rights will be evidenced by subscription rights certificates. Subscription rights may only be exercised in whole numbers; we will not issue fractional rights and will round all of the subscription rights down to the nearest whole number. As a result, we may not issue the full number of shares authorized for issuance in connection with the rights offering. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Why are we conducting the rights offering?

        We are conducting the rights offering (1) to raise equity capital and (2) to provide our existing shareholders with the opportunity to purchase our common stock at the same implied price per common share paid by the investors for the preferred stock purchased by them in our recently completed capital raise.

Am I required to exercise the subscription rights I receive in the rights offering?

        No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to fully exercise your basic subscription privilege and other shareholders fully exercise their basic subscription privilege, the percentage of our common stock owned by these other shareholders will increase relative to your ownership percentage, and your voting and other rights will likewise be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to subscribe to purchase additional shares pursuant to the over-subscription privilege and your ownership percentage in our common stock and related voting and other rights may be further diluted.

What is the basic subscription privilege?

        For each whole subscription right that you own, you will have a basic subscription privilege to buy from us one share of our common stock at a subscription price of $2.00 per share. You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights.

        For example, if you owned 1,000 shares of our common stock as of 5:00 p.m., Portland, Oregon time, on the record date, you would receive 317 subscription rights (rounded down from 317.87) and would have the right to purchase 317 shares of common stock for $2.00 per share with your basic subscription privilege.

What is the over-subscription privilege?

        If you exercise all of the subscription rights distributed to you pursuant to the basic subscription privilege, you will also have the opportunity to purchase additional shares not purchased by other shareholders pursuant to their basic subscription privilege at the same subscription price per share that applies to the basic subscription privilege.

        We will be able to satisfy your exercise of the over-subscription privilege only if other shareholders do not elect to purchase all of the shares offered under their basic subscription privilege. We will satisfy over-subscription requests to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege, provided that we reserve the right to reject in whole or in part any over-subscription requests, regardless of the availability of shares to satisfy these requests. If over-subscription requests exceed shares available, we will allocate the available shares pro rata based on the number of shares each oversubscribing shareholder purchased under the basic subscription privilege. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

What are the limitations on the exercise of the basic subscription privilege and over-subscription privilege?

        In the event that the exercise by a shareholder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company's ability to use net operating losses, tax credits and other tax assets, which we refer to as the "Tax Attributes," under the Internal Revenue Code of 1986, as amended, which we refer to as the "Code", and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the maximum exercise by such shareholder of the basic subscription privilege and/or the over-subscription privilege to such number of rights as the Company in its sole discretion shall determine to be advisable in order to preserve the Company's ability to use the Tax Attributes.

        In addition, under applicable federal and state banking laws, any purchase of shares of our common stock may also require the prior clearance or approval of, or prior notice to, federal and state bank regulatory authorities if the purchase will result in any person or entity or group of persons or entities acting in concert owning or controlling shares in excess of such threshold ownership interest.

How soon must I act to exercise my subscription rights?

        The rights may be exercised beginning on the date of this prospectus through the expiration date, which is 5:00 p.m., Portland, Oregon time, on March 1, 2010. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you at or before the expiration date. Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so.

May I transfer my rights?

        No, you may not sell, transfer or assign your rights to anyone else.

Are we requiring a minimum subscription to complete the rights offering?

        No. However, our Board of Directors reserves the right to cancel the rights offering for any reason, including if our Board of Directors believes that there is insufficient participation by our shareholders. If the rights offering is cancelled, all subscription proceeds received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

How was the subscription price determined?

        The subscription price was established by our Board of Directors and is the same implied price per share of common stock that was negotiated by the investors in our recently completed capital raise.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. We cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

Are there any other conditions to the completion of the rights offering?

        Yes. The completion of the rights offering is subject to the conditions described under "The Rights Offering—Conditions and Cancellation."

Can the rights offering be cancelled?

        Yes. We may cancel the rights offering at any time prior to the expiration date and for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering.

How do I exercise my subscription rights?

        You must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription privilege), to the subscription agent before 5:00 p.m., Portland, Oregon time, on March 1, 2010. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent prior to the expiration of the rights offering period, you may follow the guaranteed delivery procedures described under "The Rights Offering—Notice of Guaranteed Delivery."

        If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your basic subscription privilege and, if applicable, any over-subscription request that we have accepted to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional shares. If the payment exceeds the subscription price for the full exercise of your basic subscription privilege and any applicable over-subscription request that we have accepted, or if you subscribe for more shares than you are eligible to purchase pursuant to the over-subscription privilege, then the excess will be returned to you as soon as practicable. You will not receive interest on any payments refunded to you under the rights offering.

If the rights offering is not completed, will my subscription payment be refunded to me?

        Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the subscription agent will return, without interest or penalty, as soon as practicable all subscription payments. If you own shares in "street name," it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

What form of payment must I use to pay the subscription price?

        You must timely pay the full subscription price for the full number of shares of common stock you wish to acquire under the basic subscription privilege and any over-subscription request by delivering to the subscription agent a certified or cashier's check, a bank draft drawn on a U.S. bank, or a personal check that clears before the expiration date of the rights offering.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

        If your shares of common stock are held in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. You will not receive a subscription rights certificate. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

        We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled "Beneficial Owner Election Form." You should receive this form from your record holder with the other rights offering materials.

        If you wish to participate in the rights offering and purchase shares of our common stock, please contact the record holder of your shares promptly. Your bank, broker or other nominee holder is the holder of the shares you own and must exercise the subscription rights on your behalf for shares you wish to purchase. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to the 5:00 p.m. Portland, Oregon time on March 1, 2010, which we established as the expiration date of the rights offering.

What should I do if I want to participate in this rights offering but my shares are held in the West Coast Bancorp 401(k) plan?

        If shares of our common stock were held by our 401(k) plan for your account under our 401(k) plan as of January 19, 2010, the rights offering record date, you will be notified by us of this rights offering and provided with a 401(k) Plan Participant Election Form. If you wish to exercise some or all of your subscription rights, you will need to submit your completed 401(k) Plan Participant Election Form and ensure it is actually received by 5:00 p.m., Central Standard Time (3:00 p.m. Portland, Oregon time), on February 22, 2010. With respect to payment, if you elect to exercise some or all of your subscription rights, you must also ensure that, no later than February 22, 2010, the total amount payable by you upon exercise of your subscription rights under the 401(k) plan (for both the basic subscription privilege and any over-subscription privilege you may elect to exercise) has been allocated to the Federated Government Obligations Money Market Fund investment option in your 401(k) plan account. The deadlines to initiate the movement of funds into such investment option are earlier than February 22, 2010 and are outlined in the document titled "Special Instructions for Participants in our 401(k) Plan." On or about February 25, 2010, the necessary subscription payment amount will be deducted from the investment funds allocated in your account to the Federated Government Obligations Money Market Fund investment option and such funds will be transferred to the subscription agent. If you have allocated insufficient funds to the Federated Government Obligations Money Market Fund investment option in your 401(k) plan account to exercise all of your subscription rights in accordance with your election, the subscription rights will be exercised to the maximum extent possible with the amount deducted. You should receive the 401(k) Plan Participant Election Form with the other rights offering materials. You should contact the information agent if you do not receive this form but you believe you are entitled to participate in this rights offering with respect to shares held for your account under the 401(k) plan.

After I exercise my subscription rights, can I change my mind?

        No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $2.00 per share.

        However, in the case of the 401(k) plan, instructions from participants of our 401(k) plan to exercise their subscription rights notwithstanding, subscription rights will not be exercised if the per share public trading price of our common stock is not greater than the per share subscription price on February 26, 2010, the business day prior to the expiration date. For additional information, see "The Rights Offering—Special Instructions for Participants in Our 401(k) Plan."

Are there risks in exercising my subscription rights?

        Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors" in this prospectus and the risks described in documents incorporated by reference in this prospectus, including but not limited to the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

Has our Board of Directors made a recommendation to our shareholders regarding the rights offering?

        No. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price of our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to decide whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. Among other things, you should carefully consider the risks described under the heading "Risk Factors" in this prospectus and the risks described in documents incorporated by reference in this prospectus, including but not limited to the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

What fees or charges apply if I exercise my subscription rights?

        We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

How do I exercise my subscription rights if I live outside of the United States or have an army post office or foreign post office address?

        The subscription agent will hold subscription rights certificates for shareholders having addresses outside the United States or who have an army post office or foreign post office address. In order to exercise subscription rights, our foreign shareholders and shareholders with an army post office or foreign post office address must notify the subscription agent and timely follow other procedures described below under the heading "The Rights Offering—Foreign Shareholders."

When will I receive my new shares of common stock?

        All shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for the issuance of the shares of common stock purchased pursuant to the basic subscription privilege. Shares purchased pursuant to the over-subscription privilege will be issued as soon as practicable after the expiration date of the rights offering and following the completion of any pro-rations as may be necessary in the event the over-subscription requests exceed the number of shares available to satisfy such requests. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

Will the subscription rights be listed on a stock exchange or trading market?

        The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the NASDAQ Global Select Market or any other stock exchange or trading market. Our common stock trades on the NASDAQ Global Select Market under the symbol "WCBO" and the shares to be issued in connection with the rights offering will be eligible for trading on the NASDAQ Global Select Market under the same symbol.

What are the U.S. federal income tax consequences of exercising my subscription rights?

        The receipt and exercise of subscription rights pursuant to the basic subscription privilege or subscription for shares pursuant to the over-subscription privilege should generally not be taxable for U.S. federal income tax purposes. You should, however, seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See "Certain Material U.S. Federal Income Tax Consequences."

What happens if I choose not to exercise my subscription rights?

        You are not required to exercise your subscription rights or otherwise take any action in response to this rights offering. If you do not exercise your subscription rights and the rights offering is completed, the number of shares of our common stock you own will not change but your percentage ownership of our total outstanding voting stock will decrease because shares will be purchased by other shareholders in the rights offering. Your percentage ownership of our voting stock may also decrease if you do not exercise your basic subscription privilege in full.

How many shares of common stock will be outstanding after the rights offering?

        As of January 26, 2010, there were 15,729,465 shares of our common stock outstanding (87,171,915 shares of common stock after giving effect to the mandatory conversion into common stock of outstanding shares of Mandatorily Convertible Cumulative Participating Preferred Stock, Series A (which we refer to as "Series A Preferred Stock")) and there were 121,328 shares of our Mandatorily Convertible Cumulative Participating Preferred Stock, Series B (which we refer to as "Series B Preferred Stock") outstanding. We will issue up to 5 million shares of common stock in the rights offering, depending on the number of rights that are exercised.

        Based on the number of shares of common stock outstanding as of January 26, 2010 and giving effect to the mandatory conversion of the Series A Preferred Stock into common stock, and assuming that no options are exercised and there are no other changes in the number of outstanding shares prior to the expiration of the rights offering (including as a result of any conversion of the Series B Preferred Stock), if we issue all 5 million shares of common stock available in this rights offering, we would have 92,171,915 shares of common stock outstanding following the completion of the rights offering.

How much money will we receive from the rights offering?

        The total proceeds to us from the rights offering will depend on the number of subscription rights that are exercised. If we issue all 5 million shares available in the rights offering, the total proceeds to us, before expenses, will be $10.0 million.

What if I have more questions?

        If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact the information agent, Morrow & Co., LLC. Banks and brokers should call (800) 662-5200 and shareholders should call (800) 607-0088.

SUMMARY

        This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should carefully read this entire prospectus, including the information contained under the heading "Risk Factors" and the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and all other information included or incorporated by reference into this prospectus in their entirety before you decide to exercise your subscription rights.

Company Information

        West Coast Bancorp is a bank holding company for West Coast Bank, its primary operating subsidiary. Our principal office is located at 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035, and the telephone number at that address is (503) 684-0884. With $2.7 billion in assets, West Coast Bank operates through 65 locations in Oregon and Washington. West Coast Bank combines the sophisticated products and expertise of larger banks with the local decision making, market knowledge and customer service of a community bank. Our website address is www.wcb.com. Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

Rights Offering Summary

        The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading "The Rights Offering" in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We have granted to each person who was a record holder of our common stock on the record date of January 19, 2010, 0.31787 rights for each share of common stock held of record as of the record date. Subscription rights may only be exercised in whole numbers; we will not issue fractional rights and will round all of the subscription rights down to the nearest whole number.
Basic Subscription Privilege
For each whole right that you own, you will have a basic subscription privilege to buy from us one share of our common stock at the subscription price. You may exercise your basic subscription privilege for some or all of your rights, or you may choose not to exercise your rights.
Over-Subscription Privilege
If you exercise your basic subscription privilege in full, you will also have an over-subscription privilege to subscribe for any shares that our other rights holders do not purchase under their basic subscription privilege. The subscription price for shares purchased pursuant to the over-subscription privilege will be the same as the subscription price for the basic subscription privilege. We reserve the right to reject in whole or in part any over-subscription requests, regardless of the availability of shares to satisfy these requests.

If holders exercise their over-subscription privileges for more shares than are available to be purchased pursuant to the over-subscription privileges, we will allocate the shares of our common stock to be issued pursuant to the exercise of over-subscription privileges pro rata among those over-subscribing rights holders. "Pro rata" means in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising your basic subscription privileges. If you are not allocated the full amount of shares for which you oversubscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail such refunds as soon as practicable after the completion of the offering.
Subscription Price	$2.00 per share of common stock. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period.
Limitation on Exercise of Basic Subscription Privilege and Over-Subscription Privilege
In the event that the exercise by a shareholder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company's ability to use Tax Attributes, under the Code, and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the maximum exercise by such shareholder of the basic subscription privilege and/or the over-subscription privilege to such number of rights as the Company in its sole discretion shall determine to be advisable in order to preserve the Company's ability to use the Tax Attributes.

In addition, under applicable federal and state banking laws, any purchase of shares of our common stock may also require the prior clearance or approval of, or prior notice to, federal and state bank regulatory authorities if the purchase will result in any person or entity or group of persons or entities acting in concert owning or controlling shares in excess of such threshold ownership interest.
Record Date	January 19, 2010
Expiration Date	The subscription rights will expire at 5:00 p.m., Portland, Oregon time, on March 1, 2010, unless the expiration date is extended.

Procedure for Exercising Rights	You must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription privilege), to the subscription agent, Wells Fargo Bank, N.A., before 5:00 p.m., Portland, Oregon time, on March 1, 2010, unless the expiration date is extended.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Rights Offering—Guaranteed Delivery Procedures."
Use of Proceeds
The total proceeds to us from the rights offering will depend on the number of rights that are exercised. If we issue all 5 million shares available in the rights offering, the total proceeds to us, before expenses, will be $10.0 million. We intend to use the proceeds from the rights offering for general corporate purposes.
Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Global Select Market or any other stock exchange or trading market.
No Revocation
All exercises of subscription rights are irrevocable, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to the rights offering. However, in the case of the 401(k) plan, instructions from participants of our 401(k) plan to exercise their subscription rights notwithstanding, subscription rights will not be exercised if the per share public trading price of our common stock is not greater than the per share subscription price on February 26, 2010, the business day prior to the expiration date. For additional information, see "The Rights Offering—Special Instructions for Participants in Our 401(k) Plan."
Conditions to the Rights Offering	The completion of the rights offering is subject to the conditions described under "The Rights Offering—Conditions and Cancellation."
Amendment; Cancellation
We may amend the terms of the rights offering or extend the subscription period of the rights offering. We also reserve the right to withdraw the rights offering at any time prior to the expiration date and for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering.

No Board Recommendation	Our Board of Directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See the section below entitled "Risk Factors."
Issuance of Common Stock
If you purchase shares of common stock through the rights offering, we will issue those shares to you in book-entry, or uncertificated, form as soon as practicable after the completion of the rights offering. Stock certificates will not be issued for shares of our common stock purchased in the rights offering.
Listing of Common Stock
Our common stock is listed on the NASDAQ Global Select Market under the symbol "WCBO" and the shares to be issued in connection with the rights offering will also be listed on the NASDAQ Global Select Market under the same symbol.
Federal Income Tax Consequences
The receipt and exercise of subscription rights pursuant to the basic subscription privilege or subscription for shares pursuant to the over-subscription privilege will generally not be taxable for U.S. federal income tax purposes. You should, however, seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See "Certain Material U.S. Federal Income Tax Consequences."
Subscription Agent	Wells Fargo Bank, N.A.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained or incorporated by reference into this prospectus, including the information contained in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and any risks described in our other filings with the Securities and Exchange Commission, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act of 1934, as amended, before making a decision to invest in our common stock. The risks described below and in the documents referred to in the preceding sentence are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Rights Offering

The subscription price determined for this rights offering is not an indication of the value of our common stock.

        The subscription price was established by our Board of Directors and is the same implied price per share of common stock that was negotiated by the investors in our recently completed capital raise. The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. We cannot assure you that the trading price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares purchased in the rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

Because we do not have any formal commitments from any of our shareholders to participate in the rights offering, the net proceeds we receive from the rights offering may be lower than currently anticipated.

        We do not have any formal commitments from any of our shareholders to participate in the rights offering, and we cannot assure you that our other shareholders will exercise all or any part of their basic subscription privilege or their over-subscription privilege. If our shareholders subscribe for fewer shares of our common stock than anticipated, the net proceeds we receive from the rights offering could be reduced and we could incur damage to our reputation.

The rights offering may cause the price of our common stock to decline.

        Depending upon the trading price of our common stock at the time of our announcement of the rights offering, the announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if the offering is completed, may result in a decrease in the trading price of our common stock. This decrease may continue after the completion of the rights offering. If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price.

Because you may not revoke or change your exercise of the subscription rights, you could be committed to buying shares above the prevailing trading price at the time the rights offering is completed.

        Once you exercise your subscription rights, you may not revoke or change the exercise. The trading price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights, and, afterwards, the trading price of our common stock decreases below the $2.00 per share subscription price, you will have committed to buying shares of our common stock at a price above the prevailing trading price and could have an immediate unrealized loss. However, in the case of the 401(k) plan, instructions from participants of our 401(k) plan to exercise their subscription rights notwithstanding, subscription rights will not be exercised if the per share public trading price of our common stock is not greater than the per share subscription price on February 26, 2010, the business day prior to the expiration date. For additional information, see "The Rights Offering—Special Instructions for Participants in Our 401(k) Plan."

        Our common stock is traded on the NASDAQ Global Select Market under the symbol, "WCBO," and the closing sale price of our common stock on the NASDAQ Global Select Market on January 26, 2010 was $2.43 per share. There can be no assurances that the trading price of our common stock will equal or exceed the subscription price at the time of exercise or at the expiration of the subscription rights offering period.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the subscription price.

        If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your broker, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a shareholder of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, including the guaranteed delivery period and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

If you do not exercise your rights, you will suffer dilution.

        If you do not exercise your rights, and other shareholder exercise their rights, you will suffer dilution of your percentage ownership of our equity securities relative to shareholders who exercise their rights.

        As of January 26, 2010, there were 15,729,465 shares of our common stock outstanding (87,171,915 shares of common stock after giving effect to the mandatory conversion into common stock of outstanding shares of the Series A Preferred Stock) and there were 121,328 shares of our Series B Preferred Stock outstanding. We will issue up to 5 million shares of common stock in the rights offering, depending on the number of rights that are exercised.

        Based on the number of shares of common stock outstanding as of January 26, 2010 and giving effect to the mandatory conversion of the Series A Preferred Stock into common stock, and assuming that no options are exercised and there are no other changes in the number of outstanding shares prior to the expiration of the rights offering (including as a result of any conversion of the Series B Preferred Stock), if we issue all 5 million shares of common stock available in this rights offering, we would have 92,171,915 shares of common stock outstanding following the completion of the rights offering.

We may cancel the rights offering at any time prior to the expiration of the rights offering period, and neither we nor the subscription agent will have any obligation to you except to return your subscription payment.

        We may at our sole discretion cancel the rights offering at any time prior to the expiration of the rights offering period. If we elect to cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return to you, without interest or penalty, as soon as practicable any subscription payments.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

        Shareholders that desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

        If you are a participant in our 401(k) plan, you must act promptly to ensure that the 401(k) Plan Participant Election Form is received and that the total amount of the funds required for an exercise of your subscription rights (for both the basic subscription privilege and any over-subscription privilege you may elect to exercise) has been allocated to the Federated Government Obligations Money Market Fund investment option in your 401(k) plan account in each case no later than 5:00 p.m., Central Standard Time (3:00 p.m. Portland, Oregon time), on February 22, 2010. The deadlines to initiate the movement of funds into such investment option are earlier than February 22, 2010 and are outlined in the separate document titled "Special Instructions for Participants in Our 401(k) Plan." 401(k) plan participants should read that document carefully along with the section in this document titled "The Rights Offering—Special Instructions for Participants in Our 401(k) Plan." If you fail to complete the 401(k) Plan Participant Election Form correctly, you may be unable to participate in the rights offering. Neither we, the subscription agent, the information agent, nor the 401(k) plan trustee will be under any duty to notify you of any defect or irregularity in connection with your submission of the 401(k) Plan Participant Election Form and we will not be liable for failure to notify you of any defect or irregularity.

If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.

        Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the expiration date of the rights offering, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the expiration date, in which event you would not be eligible to exercise your subscription rights. You may eliminate this risk by paying the subscription price by certified or cashier's check or bank draft drawn on a U.S. bank.

The rights are non-transferable and thus there will be no market for them.

        You may not sell, transfer or assign your rights to anyone else. We do not intend to list the rights on any securities exchange or any other trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

Our 401(k) plan, which is receiving subscription rights, is not permitted to acquire, hold or dispose of subscription rights absent an exemption from the U.S. Department of Labor

        The 401(k) plan and its participants are receiving subscription rights in this rights offering even though 401(k) plans, such as ours, are not permitted to acquire, hold or dispose of subscription rights absent an exemption from the DOL. We are submitting a request to the DOL that an exemption be granted on a retroactive basis, effective to the commencement of the rights offering, with respect to the acquisition, holding and exercise of the subscription rights by our 401(k) plan and participants in our 401(k) plan; however, the DOL may deny our pending exemption application. If our exemption request is denied by the DOL, the DOL may require us to take appropriate remedial action.

Risks Relating to Ownership of Our Common Stock

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

        The trading price of our common stock may fluctuate significantly as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. Among the factors that could affect our stock price are:

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  actual or anticipated quarterly fluctuations in our operating results and financial condition;

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  changes in financial estimates or publication of research reports and recommendations by financial analysts with respect to our common stock or those of other financial institutions;

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  failure to meet analysts' loan and deposit volume, revenue, asset quality or earnings expectations;

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  speculation in the press or investment community generally or relating to our reputation or the financial services industry;

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  actions by our current shareholders, including sales of common stock by existing shareholders and/or directors and executive officers;

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  fluctuations in the stock price and operating results of our competitors;

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  future sales of our equity or equity-related securities;

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  proposed or adopted regulatory changes or developments;

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  investigations, proceedings, or litigation that involve or affect us;

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  the performance of the national and pacific northwest economy and the real estate markets in the pacific northwest; or

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  general market conditions and, in particular, developments related to market conditions for the financial services industry.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

        Substantially all of our activities are conducted through West Coast Bank, and, consequently, as the parent company of the Bank, we receive substantially all of our revenue as dividends from the Bank. On October 26, 2009, the Company announced that the Bank had entered into a Stipulation and Consent with the Federal Deposit Insurance Corporation (the "FDIC") and the Oregon Division of Finance and Corporate Securities (the "DFCS"), its primary banking regulators, agreeing to the issuance of an Order to Cease and Desist (the "Order") effective as of October 22, 2009. Under the Order, the Bank may only pay dividends with the prior consent of the FDIC and the DFCS. In addition, on December 15, 2009 the Company entered into a Written Agreement (the "Written

Agreement") with the Federal Reserve Bank of San Francisco (the "Reserve Bank") and the DFCS, its primary regulators, agreeing not to take any dividends or other payments representing a reduction in capital from the Bank without the prior consent of the Reserve Bank and the DFCS. We do not know when the Bank will receive regulatory approval to pay dividends to us in the future or when we will receive regulatory approval to accept any such dividends.

We have suspended payment of cash dividends on our common stock and may not pay any cash dividends on our common stock for the foreseeable future.

        On September 23, 2009, we announced that we had suspended payment of cash dividends on our common stock and exercised our right to defer regularly scheduled interest payments on our outstanding junior subordinated debentures related to trust preferred securities. We may not pay any cash dividends on our common stock until we are current on interest payments on our outstanding junior subordinated debentures. In addition, cash dividends from the Bank are the primary source of funds for payment of cash dividends to our shareholders, and under the Order the Bank is currently prohibited from paying cash dividends without the prior consent of the FDIC and the DFCS. We are also prohibited from paying dividends under the Written Agreement without the prior consent of the Reserve Bank and the DFCS.

Our common stock is equity and therefore is subordinate to our indebtedness and preferred stock.

        Shares of our common stock are equity interests in the Company and do not constitute indebtedness. As such, shares of our common stock will rank junior to all indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock then outstanding.

There may be future sales or other dilution of our equity (including from the conversion of the Series B Preferred Stock into our common stock), which may adversely affect the market price of our common stock.

        We are not restricted from issuing additional shares of our common stock or preferred stock. The issuance of any additional shares of common or of preferred stock or convertible securities or the exercise of such securities could be substantially dilutive to holders of our common stock. The market value of our common stock could also decline as a result of sales by us of a large number of shares of common stock or any future class or series of stock in the market or the perception that such sales could occur.

        Dilution will also occur upon the mandatory conversion of the Series B Preferred Stock which occurs upon certain qualified transfers to a third party transferee. Conversion of the Series B Preferred Stock is described under "Description of Capital Stock—Series A Preferred Stock and Series B Preferred Stock."

Resales of our common stock or other securities in the public market may cause the market price of our common stock to fall.

        In connection with our recently completed capital raise, we provided investors with customary registration rights with respect to the securities they received, including the common stock into which the securities are convertible. The market value of our common stock could decline as a result of sales by one or more investors of a substantial amount of the securities held by the investor, including any common stock into which the securities are convertible.

Anti-takeover provisions could negatively impact our shareholders.

        Provisions of Oregon law and of our charter and bylaws and our Tax Benefit Preservation Plan (which are described in more detail in the section entitled "Description of Capital Stock") could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us.

 RECENT DEVELOPMENTS

Fourth Quarter and Full Year 2009 Earnings

        On January 25, 2010, the Company announced preliminary financial information for the fourth quarter 2009 and full year ended December 31, 2009. The fourth quarter and full year results are expected to include the following:

  •
  a net loss for the fourth quarter of 2009 of $48.8 million or $3.13 loss per diluted share compared to a net loss for fourth quarter 2008 of $8.7 million or $.56 loss per diluted share. The Company's fourth quarter results were significantly impacted by establishment of a $21.0 million deferred tax asset valuation allowance, OREO (Other Real Estate Owned) valuation adjustments and losses upon dispositions totaling $14.5 million ($9.4 million after-tax), and a provision for credit losses of $35.2 million ($22.9 million after-tax). Combined, these three items contributed approximately $70.7 million ($53.3 million after-tax) to the net loss for the fourth quarter.

  •
  a net loss for the full year 2009 of $91.2 million or $5.83 loss per diluted share, compared to a net loss of $6.3 million or $.41 loss per diluted share for the same period in 2008. As a result of the net loss in 2009 and recent federal tax law changes that enabled the Company to carry 2009 net operating tax losses back to additional prior tax years, the Company expects to receive a federal tax refund during the first quarter of 2010 of approximately $31.5 million.

Regulatory Agreements

        West Coast Bank, a wholly owned banking subsidiary of the Company, entered into a Stipulation and Consent agreeing to the issuance of an Order to Cease and Desist with the FDIC and the DFCS effective October 22, 2009, addressing, among other items, management of asset quality and increased capital for the Bank.

        Among other things, the Order requires the Bank to:

  •
  No later than December 31, 2009 and during the life of the Order, maintain a Tier 1 capital to total assets leverage ratio of not less than 10 percent and a total risk-based capital ratio of not less than 12 percent;

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  Within 30 days of the Order, eliminate from its books, by charge-off or collection, all assets classified "loss";

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  Within 90 days of the Order, reduce assets classified "substandard" in relation to Tier 1 capital plus the allowance for loan and lease losses to not more than 90 percent; within 180 days from the effective date of the Order, to not more than 70 percent; within 270 days from the effective date of the Order, to not more than 50 percent and to continue to reduce the volume of such assets after that date;

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  Have and retain qualified management of the Bank, and within 90 days assess management and staffing needs, responsibilities, qualifications and compensation;

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  Assure the on-going participation of the Bank's board of directors in the affairs of the Bank;

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  Cease to extend additional credit to any borrower who has a loan or extension of credit with the Bank that is classified as "loss" or, without the approval of a majority of the Bank's board or senior loan committee, "substandard" or "doubtful," subject to certain exceptions;

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  Within 90 days of the Order, correct all "special mention" deficiencies;

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  Within 30 days of the Order, strengthen the effectiveness of the internal loan review function to ensure timely and adequate loan reviews and to correct identified loan review deficiencies;

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  Analyze, plan for and continue to reduce credit concentrations with respect to commercial real estate loans and acquisition, development and construction loans;

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  Within 90 days of the Order, correct credit data and collateral documentation exceptions;

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  Within 60 days of the Order, develop and submit a written profit plan and a three-year strategic plan, including specific goals for the dollar volume of total loans, total investment securities and total deposits;

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  Within 30 days of the Order, eliminate and correct all violations of law, taking all necessary steps to ensure future compliance with all applicable laws and regulations, and strengthening its appraisal review processes;

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  Within 120 days of the Order, provide training in suspicious activity detection and reporting to all employees, officers, and directors, and do so thereafter every year;

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  Within 60 days of the Order, develop or revise, adopt and implement a written liquidity and funds management policy, including with respect to maintaining a minimum Primary Liquidity Ratio of 15 percent and a Net Non-Core Funding Dependency Ratio of 25 percent;

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  Conduct a risks analysis with respect to ceasing business activities with certain counterparties identified as having been involved in or suspected of fraudulent activities;

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  Not pay cash dividends without the prior written consent of the FDIC and DFCS;

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  Not solicit, accept, renew or roll over brokered deposits unless it has applied for and been granted a waiver of this prohibition by the FDIC; and

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  Within 30 days of the Order, and within 30 days of the end of each quarter thereafter, furnish written progress reports detailing the form and manner of any actions taken to secure compliance with the Order and the results thereof.

        The Company also entered into a Written Agreement with the Reserve Bank and the DFCS, dated as of December 18, 2009.

        Among other things, the Written Agreement provides that we:

  •
  shall not declare or pay any dividends without the prior approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation (whom we refer to as the "Director") of the Board of Governors of the Federal Reserve System, and the DFCS;

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  shall not take dividends or any other form of payment representing a reduction in capital from the Bank, our wholly owned banking subsidiary, without the prior approval of the Reserve Bank and the DFCS;

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  shall not (and its non-bank subsidiaries shall not) make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior approval of the Reserve Bank, the Director, and the DFCS;

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  shall not (and any non-bank subsidiary shall not) incur, increase, or guarantee any debt without the prior approval of the Reserve Bank and the DFCS;

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  shall not purchase or redeem any shares of its stock without the prior approval of the Reserve Bank and the DFCS;

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  shall, within 60 days of the Written Agreement, submit to the Reserve Bank an acceptable updated plan to maintain sufficient capital at the Company and at the Bank (which will take into account the $134.2 million in capital injected into the Bank by the Company on October 26,

    2009), and, within 10 days of the Reserve Bank approving such capital plan, adopt and promptly implement the approved plan;

  •
  shall, within 30 days after the end of any quarter in which any of the consolidated organization's or the Bank's capital ratios (total risk-based, Tier I, or leverage) fall below the approved capital plan's minimum ratios, notify the Reserve Bank of such shortfall and submit an acceptable capital plan detailing corrective steps for increasing ratios to or above the approved plan's minimums;

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  shall, within 90 days of the Written Agreement, submit to the Reserve Bank a statement of cash flow projection for 2010, and shall submit statements for each subsequent calendar year at least one month prior to the beginning of such year;

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  shall comply with certain notice provisions in advance of appointing any new director or senior executive officer or changing the responsibilities of any senior executive officer such that the officer would assume a different senior executive officer position and comply with certain restrictions on indemnification and severance payments; and

  •
  shall, within 30 days of the end of each quarter, submit progress reports to the Reserve Bank and DFCS detailing the form and manner of all actions taken to secure compliance with the Written Agreement and the results thereof along with a parent company-level balance sheet, income statement, and, as applicable, report of changes in stockholders' equity.

        After giving effect to the October 2009 capital raise, the Bank's capital measurements exceeded the requirements of the Order with respect to the Bank's Tier 1 capital to total assets leverage ratio and total risk-based capital ratio, and regulatory guidelines as to liquidity ratios have been satisfied. In compliance with the Order and the Written Agreement, the Company and the Bank have assessed and updated internal reporting and review processes, amended compliance plans, policies and procedures, instituted additional quality control reviews, and reviewed and modified the Suspicious Activity Reporting and BAS/AML functions through the addition of personnel, implementation of training programs, and modifications to management processes and policies. The Company and the Bank have also developed strategic, capital and profit plans, and liquidity and funds management policies, in accordance with the timeframes set forth in the Order and the Written Agreement. An independent review of the Bank's management and personnel structure has been completed, and action plans with respect to determining whether additional personnel are needed are being developed. With respect to such items that have become due, the Bank has complied with the requirements as to reduction of classified assets, limitations on extensions of credit and credit concentrations, and correction of documentation exceptions in accordance with the time periods specified in the Order. Progress reports and plans are being submitted to regulators on an on-going basis in the manner required by the Order and the Written Agreement.

Special Meeting of Shareholders

        At a special meeting of shareholders held on January 20, 2010, the Company's shareholders approved two proposals related to the Company's October 2009 capital raise. Shareholders of the Company approved an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of common stock to 250,000,000 (and, correspondingly, to increase the total number of authorized shares of all classes of stock from 60,000,000 to 260,000,000). In addition, shareholders authorized the issuance of our common stock in connection with the conversion of the Series A Preferred Stock and Series B Preferred Stock into Company common stock in accordance with the preferred stock's terms. As a result of the receipt of these approvals, the Mandatory Conversion Date on which the outstanding shares of Series A Preferred Stock automatically converted into 71.4 million shares of our common stock was January 27, 2010. Mandatory conversion of the Series B Preferred Stock will occur upon certain qualified transfers as described under "Description of Capital Stock—Series A Preferred Stock and Series B Preferred Stock."

USE OF PROCEEDS

        The total proceeds to us from the rights offering will depend on the number of rights that are exercised. If we issue all 5 million shares available in the rights offering, the total proceeds to us, before expenses, will be $10.0 million. We estimate that the expenses of the rights offering will be approximately $350,000, resulting in estimated net proceeds to us, assuming that all of the shares available in the rights offering are sold, of approximately $9.65 million. We expect to use the net proceeds for general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is traded on the NASDAQ Global Select Market under the symbol "WCBO." The following table sets forth, for the periods indicated, the quarterly high and low sales prices of our common stock on the NASDAQ Global Select Market and the cash dividends declared on the common stock.

	High	Low	Dividend
Fiscal Year 2010
First Quarter (through January 27, 2010)	$3.05	$2.00	—
Fiscal Year 2009
Fourth Quarter	$2.82	$1.95	—
Third Quarter	3.40	1.44	$0.01
Second Quarter	4.69	1.75	0.01
First Quarter	6.75	1.06	0.01
Fiscal Year 2008
Fourth Quarter	$15.53	$3.61	$0.01
Third Quarter	22.89	6.91	0.135
Second Quarter	15.21	8.63	0.135
First Quarter	18.78	10.51	0.135

        The last reported sale price of our common stock on the NASDAQ Global Select Market on January 27, 2010 was $2.43 per share.

        Holders of common stock are entitled to receive such dividends as may be lawfully declared from time to time by our Board of Directors. On September 23, 2009, we announced that we had suspended payment of cash dividends on our common stock and exercised our right to defer regularly scheduled interest payments on our outstanding junior subordinated debentures related to trust preferred securities. We may not pay any cash dividends on our common stock until we are current on interest payments on our outstanding junior subordinated debentures. In addition, cash dividends from the Bank are the primary source of funds for payment of cash dividends to our shareholders, and under the Order the Bank is currently prohibited from paying cash dividends without the prior consent of the FDIC and the DFCS. We are also prohibited from paying dividends under the Written Agreement without the prior consent of the Reserve Bank and the DFCS.

THE RIGHTS OFFERING

        The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our common stock on the record date. If you hold your shares in a brokerage account or through a dealer or other nominee, please also refer to "—Notice to Brokers and Nominees" below.

The Subscription Rights

        We are distributing to holders of our common stock as of 5:00 p.m., Portland, Oregon time, on January 19, 2010, which is the record date for this rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive 0.31787 subscription rights for each share of common stock you owned at the close of business on the record date. The subscription rights will be evidenced by subscription rights certificates. Subscription rights may only be exercised in whole numbers; we will not issue fractional rights and will round all of the subscription rights down to the nearest whole number. As a result, we may not issue the full number of shares authorized for issuance in connection with the rights offering. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Basic Subscription Privilege

        Each whole subscription right that you own will entitle you to purchase one share of our common stock at a subscription price of $2.00 per share. You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights.

        For example, if you owned 1,000 shares of our common stock as of 5:00 p.m., Portland, Oregon time, on the record date, you would receive 317 subscription rights (rounded down from 317.87) and would have the right to purchase 317 shares of common stock for $2.00 per share with your basic subscription privilege.

Over-Subscription Privilege

        If you exercise your basic subscription privilege in full, you will also have an over-subscription privilege to subscribe for any shares that our other subscription rights holders do not purchase under their basic subscription privilege. The subscription price for shares purchased pursuant to the over-subscription privilege will be the same as the subscription price for the basic subscription privilege.

        You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, if you are granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own jointly with your spouse, you may exercise your over-subscription privilege with respect to the subscription rights you own individually, as long as you fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You will not, however, be able to exercise the over-subscription privilege you have collectively with your spouse unless the basic subscription privilege collectively held by you and your spouse is fully exercised. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription privilege.

        When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

        We reserve the right to reject in whole or in part any over-subscription requests, regardless of the availability of shares to satisfy these requests.

        If holders exercise their over-subscription privileges for more shares than are available to be purchased pursuant to the over-subscription privileges, we will allocate the shares of our common stock to be issued pursuant to the exercise of over-subscription privileges pro rata among those over-subscribing rights holders, subject to our right to reject in whole or in part any over-subscription request. "Pro rata" means in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising the basic subscription privilege. If there is a pro rata allocation of the remaining shares of our common stock and you would otherwise receive an allocation of a greater number of shares than you subscribed for under your over-subscription privilege, then, subject to our accepting your over-subscription request, we will allocate to you only the number of shares for which you over-subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privilege, again subject to our right to reject in whole or in part any over-subscription request. If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail such refunds as soon as practicable after the completion of the offering. If you are a participant in our 401(k) plan, please refer to the information set out in "—Special Instructions for Participants in Our 401(k) Plan."

Limitation on Exercise of Basic Subscription Privilege and Over-Subscription Privilege

        In the event that the exercise by a shareholder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company's ability to use Tax Attributes, under the Code and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the maximum exercise by such shareholder of the basic subscription privilege and/or the over-subscription privilege to such number of rights as the Company in its sole discretion shall determine to be advisable in order to preserve the Company's ability to use the Tax Attributes.

        In addition, under applicable federal and state banking laws, any purchase of shares of our common stock may also require the prior clearance or approval of, or prior notice to, federal and state bank regulatory authorities if the purchase will result in any person or entity or group of persons or entities acting in concert owning or controlling shares in excess of such threshold ownership interest.

No Fractional Rights

        Subscription rights may only be exercised in whole numbers. We will not issue fractional subscription rights or cash in lieu of fractional rights. Fractional subscription rights will be rounded down to the nearest whole number, with such adjustments as may be necessary to ensure that we offer 5 million shares of common stock in the rights offering. Any excess subscription funds will be returned, without interest or penalty, as soon as practicable after the expiration of the offering period.

Subscription Price

        The subscription price per share of common stock shall be equal to $2.00. The subscription price was established by our Board of Directors and is the same implied price per share of common stock that was negotiated by the investors in our October 2009 capital raise. The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period.

        We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

Expiration Time and Date; Closing; Amendments

        The subscription rights will expire at 5:00 p.m., Portland, Oregon time, on March 1, 2010. Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so. We will notify you of any extension of the expiration date by issuing a press release. You must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription privilege), to the subscription agent before 5:00 p.m., Portland, Oregon time, on March 1, 2010, unless the expiration date is extended. After the expiration of the rights offering period, all unexercised subscription rights will be null and void. We will not be obligated to honor any purported exercise of subscription rights that the subscription agent receives after the expiration of the offering, regardless of when you sent the documents regarding that exercise, unless you have used the guaranteed delivery procedures described under "—Notice of Guaranteed Delivery." All shares purchased in the rights offering will be issued in book-entry, or uncertificated, form. Any subscription payments for shares not allocated or validly purchased will be returned to you, without interest or penalty, as soon as practicable following the expiration date of the rights offering.

        If you are a participant in our 401(k) plan, please refer to the deadlines set out in "—Special Instructions for Participants in Our 401(k) Plan."

        We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.

Reasons for the Rights Offering

        We are conducting the rights offering (1) to raise equity capital and (2) to provide our existing shareholders with the opportunity to purchase our common stock at the same implied price per common share paid by the investors for the preferred stock purchased by them in our October 2009 capital raise.

Anticipated Proceeds From the Rights Offering

        The total proceeds to us from the rights offering will depend on the number of rights that are exercised. If we issue all 5 million shares available in the rights offering, the total proceeds to us, before expenses, will be $10.0 million. We estimate that the expenses of the rights offering will be approximately $350,000, resulting in estimated net proceeds to us, assuming all of the shares available in the rights offering are sold, of approximately $9.65 million. We intend to use the net proceeds for general corporate purposes.

Method of Exercising Subscription Rights

        The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

        Subscription by Registered Holders.    To exercise your basic subscription privilege and your over-subscription privilege, you must properly complete and execute the subscription rights certificate, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each share of our common stock you are subscribing for, including any shares you subscribe for pursuant to the over-subscription privilege, to the subscription agent at the address set forth under "—Subscription Agent" below, on or prior to the expiration date.

        Subscription by Beneficial Owners.    If you are a beneficial owner of shares of our common stock, meaning that you hold your shares in "street name" through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf, including a "Nominee Holder Certification," prior to 5:00 p.m., Portland, Oregon time, on March 1, 2010. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

        To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee, the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other subscription rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

        Your subscription rights will not be considered exercised unless the subscription agent actually receives from you, your broker, custodian, bank or other nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., Portland, Oregon time, on March 1, 2010, the scheduled expiration date of this rights offering.

        If you are a participant in our 401(k) plan, please refer to the information set out in "—Special Instructions for Participants in Our 401(k) Plan."

Special Instructions for Participants in Our 401(k) Plan

        Our common stock is one of the investment options available under our 401(k) plan. Subscription rights will be allocated to 401(k) plan participants for whose account the 401(k) plan has allocated shares of our common stock, based upon ownership of our common stock as of the record date for the rights offering. Those participants receiving rights will have the ability to direct the 401(k) plan trustee to exercise some or all of the subscription rights allocable to them.

        If shares of our common stock are held by our 401(k) plan for your account as of the record date, you will be notified by us of the rights offering and provided with instructions for participating and a 401(k) Plan Participant Election Form. If you wish to exercise your subscription rights, in whole or in part, your completed 401(k) Plan Participant Election Form must be received no later than 5:00 p.m., Central Standard Time (3:00 p.m. Portland, Oregon time), on February 22, 2010 in order for you to participate in the rights offering. You should receive this form with the other rights offering materials. If you do not receive this form, you should contact the information agent if you believe you are entitled to participate in this rights offering with respect to shares you hold under the 401(k) plan.

        If you elect to exercise some or all of your subscription rights, you must ensure that the total amount of the funds required for such exercise (for both the basic subscription privilege and any over-subscription privilege you may elect to exercise) has been allocated to the Federated Government Obligations Money Market Fund investment option in your 401(k) plan account no later than

February 22, 2010. The deadlines to initiate the movement of funds into such investment option are earlier than February 22, 2010 and are outlined in the separate document titled "Special Instructions for Participants in Our 401(k) Plan." On or about February 25, 2010, the necessary subscription payment amount will be deducted from the investment funds allocated in your account to the Federated Government Obligations Money Market Fund investment option and such funds will be transferred to the subscription agent. However, instructions from participants of our 401(k) plan to exercise their subscription rights notwithstanding, if on February 26, 2010, the business day prior to the expiration date of the rights offering the per share public trading price of our common stock is not greater than the per share subscription price, your subscription rights will not be exercised.

        If you have allocated insufficient funds to the Federated Government Obligations Money Market Fund investment option in your 401(k) plan account to exercise all of your subscription rights in accordance with your election, the subscription rights will be exercised to the maximum extent possible with the amount deducted.

        Any shares of our common stock purchased upon exercise of the subscription rights you hold under the 401(k) plan will be allocated to your account under the common stock investment option, where they will remain subject to your further investment directions in accordance with the terms of the 401(k) plan.

        Once you submit your completed 401(k) Plan Participant Election Form, you may not revoke your exercise instructions. If you elect to exercise your subscription rights, you should be aware that the market value of our common stock may go up or down during the period after you submit your 401(k) Plan Participant Election Form and before the time that our common stock is purchased under the subscription rights and allocated to your account under the 401(k) plan.

        All subscription payments received by the subscription agent on your behalf and not applied to the purchase of shares of our common stock will be returned to the 401(k) plan and deposited in the Federated Government Obligations Money Market Fund investment option, without interest or deduction, where these amounts will remain subject to your further investment directions in accordance with the terms of the 401(k) plan. Similarly, as described above, if on February 26, 2010, the business day prior to the expiration date of this rights offering the per share public trading price of our common stock is not greater than the per share subscription price and your subscription rights are therefore not exercised, all unused subscription payments will be deposited in the Federated Government Obligations Money Market Fund investment option, where these amounts will remain subject to your further investment directions in accordance with the terms of the 401(k) plan.

        Neither we, the subscription agent, the information agent, nor the 401(k) plan trustee will be under any duty to notify you of any defect or irregularity in connection with your submission of the 401(k) Plan Participant Election Form, and we will not be liable for failure to notify you of any defect or irregularity with respect to the completion of such form. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

        The 401(k) Plan Participant Election Form must be actually received no later than 5:00 p.m., Central Standard Time (3:00 p.m. Portland, Oregon time), on February 22, 2010. A self-addressed envelope has been included in the materials provided to our 401(k) plan participants along with this prospectus that you may use to mail the 401(k) Plan Participant Election Form. In any event, you must use one of the addresses set forth below:

By Hand or Overnight Courier:
(until 5:00 p.m. Central Time on
By First Class Mail:	February 22, 2010)
Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, Minnesota 55164-0854	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 161 North Concord Exchange South St. Paul, Minnesota 55075

        Delivery to any address or by a method other than those set forth above does not constitute valid delivery.

        401(k) plan participants should also read carefully the separate document titled "Special Instructions for Participants in Our 401(k) Plan" that you should have received along with this document and the other 401(k) plan participant materials.

Payment Method

        Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you wish to acquire under the basic subscription privilege and the over-subscription privilege. Your payment must be delivered in one of the following ways:

  •
  uncertified check payable to "Wells Fargo Bank, N.A. (acting as subscription agent for West Coast Bancorp)"; or

  •
  certified or cashier's check or bank draft drawn upon a U.S. bank and payable to "Wells Fargo Bank, N.A. (acting as subscription agent for West Coast Bancorp)."

        Your payment will be considered received by the subscription agent only upon:

  •
  clearance of any uncertified personal check deposited by the subscription agent; or

  •
  receipt by the subscription agent of any certified or cashier's check or bank draft drawn upon a U.S. bank.

        If you are a participant in our 401(k) plan, please refer to the information set out in "—Special Instructions for Participants in Our 401(k) Plan."

Clearance of Uncertified Personal Checks

        If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the subscription agent until the check has cleared, which could take at least five or more business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider using a certified or cashier's check or bank draft drawn upon a U.S. bank.

Instructions for Completing Your Subscription Rights Certificate

        You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it. Do not send subscription rights certificates or payments to us. Except as described below under "—Notice of Guaranteed Delivery," we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

        The method of delivery of subscription rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period for the rights offering. Because uncertified personal checks may take at least five or more business days to clear, we urge you to pay or arrange for payment by means of certified or cashier's check or bank draft to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

        If you are a participant in our 401(k) plan, you will receive a 401(k) Plan Participant Election Form along with instructions as to how you may participate in the rights offering. Please refer to the information set out under "—Special Instructions for Participants in Our 401(k) Plan."

Missing or Incomplete Subscription Information

        If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of whole subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for exercise of your basic subscription privilege in full, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares of our common stock with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, the subscription agent will return the excess amount to you by mail, without interest or penalty, as soon as practicable after the expiration date of the rights offering.

Conditions and Cancellation

        We reserve the right to cancel the rights offering on or prior to the expiration date of the rights offering for any reason. We may cancel, extend or otherwise amend the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our Board of Directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we cancel the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Cancellation Rights

        Our Board of Directors may cancel, extend or otherwise amend the rights offering in its sole discretion at any time prior to the time the rights offering expires for any reason. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, and any funds you paid to the subscription agent will be returned, without interest or penalty, as soon as practicable.

Subscription Agent

        Wells Fargo Bank, N.A. is acting as the subscription agent for the rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price, and nominee holder certifications, to the extent applicable to your exercise of rights, must be delivered to Wells Fargo Bank, N.A. as follows:

By Hand or Overnight Courier (Until 5:00 p.m. Central Time on
By First Class Mail:	March 1, 2010):
Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, Minnesota 55164-0854	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 161 North Concord Exchange South St. Paul, Minnesota 55075

        You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to Morrow & Co., LLC, the information agent. Banks and brokers should call (800) 662-5200 and shareholders should call (800) 607-0088.

        We will pay the fees and expenses of Wells Fargo Bank, N.A.. We have also agreed to indemnify Wells Fargo Bank, N.A. against certain liabilities in connection with the rights offering.

        If you deliver subscription documents, subscription rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, we may not honor the exercise of your subscription privileges.

        If you are a participant in our 401(k) plan, please refer to the information set out in "—Special Instructions for Participants in Our 401(k) Plan."

Fees and Expenses

        We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither the subscription agent nor the Company will pay such expenses.

Fractional Shares of Common Stock

        We will not issue fractional shares of common stock. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Notice to Brokers and Nominees

        If you are a broker, a custodian bank, a trustee, a depositary for securities or other nominee holder who holds shares of our common stock for the account of others on the rights offering record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

        In the case of subscription rights that you hold of record on behalf of others through the Depository Trust Company, or DTC, those subscription rights may be exercised by instructing DTC to transfer the subscription rights from your DTC account to the subscription agent's DTC account, and by delivering to the subscription agent the required certification as to the number of shares subscribed for pursuant to the exercise of the subscription rights of the beneficial owners on whose behalf you are acting, together with payment of the full subscription price.

Notice of Guaranteed Delivery

        If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent, on or before the time the rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

  •
  deliver to the subscription agent on or prior to the rights offering expiration date your subscription price payment in full for each share you subscribed for under your subscription privilege in the manner set forth above under "—Payment Method";

  •
  deliver to the subscription agent on or prior to the expiration date the form entitled "Notice of Guaranteed Delivery," substantially in the form provided with the "Instructions For Use of West Coast Bancorp Subscription Rights Certificates" distributed with your subscription rights certificates; and

  •
  deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent no later than three business days after the expiration date of the rights offering. For purposes of these Notice of Guaranteed Delivery procedures, "business day" means any day on which trading is conducted on the NASDAQ Global Select Market.

        Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions For Use of West Coast Bancorp Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, or a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each, an "Eligible Institution"). A form of that guarantee is included with the Notice of Guaranteed Delivery.

        In your Notice of Guaranteed Delivery, you must state:

  •
  your name;

  •
  the number of subscription rights represented by your subscription rights certificates, the number of shares of our common stock for which you are subscribing under your basic subscription privilege and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

  •
  your guarantee that you will deliver to the subscription agent the subscription rights certificate evidencing the subscription rights you are exercising within three business days following the expiration of the rights offering.

        You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificate at the address set forth above under "—Subscription Agent" or may be transmitted, if transmitted by an Eligible Institution, to the subscription agent by facsimile transmission to (866) 734-9952. You should confirm receipt of all facsimile transmissions by calling the subscription agent at (800) 468-9716.

        The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call Morrow & Co., LLC, the information agent, to request any copies of the form of Notice of Guaranteed Delivery. Banks and brokers should call (800) 662-5200 and shareholders should call (800) 607-0088.

Questions About Exercising Subscription Rights

        If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document, the Instructions For Use of West Coast Bancorp Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the information agent, Morrow & Co., LLC. Banks and brokers should call (800) 662-5200 and shareholders should call (800) 607-0088.

Transferability of Rights

        The subscription rights granted to you may be exercised only by you, and, therefore, you may not sell, transfer or assign your subscription rights to anyone else.

Validity of Subscriptions

        We will resolve all questions regarding the validity and form of the exercise of your subscription privileges, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel the rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent (and any payment by uncertified personal check has cleared). Our interpretations of the terms and conditions of the rights offering will be final and binding.

Segregated Account; Return of Funds

        The subscription agent will hold funds received in payment for shares of the common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is cancelled. If the rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, as soon as practicable.

        If you are a participant in our 401(k) plan, please refer to the information set out in "—Special Instructions for Participants in Our 401(k) Plan."

Certificates for Shares of Common Stock

        All shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for issuance to each subscription rights holder of record that has validly exercised its basic subscription privilege, the shares of common stock purchased pursuant to the basic subscription privilege. Any shares purchased pursuant to the over-subscription privilege will be issued as soon as practicable after the expiration date of the rights offering and following the completion of any pro-rations as may be necessary in the event the over-subscription requests exceed the number of shares available to satisfy such requests.

Rights of Subscribers

        You will have no rights as a shareholder with respect to the shares of our common stock purchased in the rights offering until your account, or your account at your broker, custodian bank or other nominee, is credited with such shares. You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, payment and any other required documents to the subscription agent.

Foreign Shareholders

        We will not mail subscription rights certificates to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold these subscription rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., Portland, Oregon time, at least three business days prior to the expiration date of the rights offering and demonstrate to the satisfaction of the Company that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

        Once you submit the form of subscription rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of our common stock offered pursuant to the rights offering.

Regulatory Limitation

        We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from, or submit a prior notice to, any state or federal regulatory authorities to own or control the shares and if, at the time the rights offering expires, we determine that you have not properly obtained such clearance or approval or submitted such notice. See also "—Limitation on Exercise of Basic Subscription Privilege and Over-Subscription Privilege."

No Recommendation to Subscription Rights Holders

        Our Board of Directors is making no recommendations regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price of our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to decide whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. Among other things, you should carefully consider the risks described under the heading "Risk Factors" in this prospectus and the risks described in the documents incorporated by reference in this prospectus, including but not limited to the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

Listing

        The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the NASDAQ Global Select Market or any other stock exchange or trading market. Our common stock trades on the NASDAQ Global Select Market under the symbol "WCBO" and the shares to be issued in connection with the rights offering will be eligible for trading on the NASDAQ Global Select Market under the same symbol.

Shares of Common Stock Outstanding After the Rights Offering

        As of January 26, 2010, there were 15,729,465 shares of our common stock outstanding (87,171,915 shares of common stock after giving effect to the mandatory conversion into common stock of outstanding shares of the Series A Preferred Stock). We will issue up to 5 million shares of common stock in the rights offering, depending on the number of rights that are exercised. Based on the number of shares outstanding as of January 26, 2010, and giving effect to the mandatory conversion of the Series A Preferred Stock into common stock and assuming that no options are exercised and there are no other changes in the number of outstanding shares prior to the expiration of the rights offering (including as a result of any conversion of the Series B Preferred Stock), if we issue all 5 million shares of common stock available in this rights offering, we would have 92,171,915 shares of common stock outstanding following the completion of the rights offering, an increase in the number of outstanding shares of our common stock of approximately 5.7%.

Other Matters

        We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock does not purport to be complete and is qualified in its entirety by reference to the West Coast Bancorp Restated Articles of Incorporation (including the articles of amendment describing the terms of the Series A Preferred Stock, Series B Preferred Stock, and Series C Junior Participating Preferred Stock (which we refer to as the "Series C Preferred Stock")), bylaws and the Tax Benefit Preservation Plan by and between West Coast Bancorp and Wells Fargo Bank, National Association, as Rights Agent, copies of which have been filed with the SEC.

        The authorized capital stock of West Coast Bancorp consists of 250,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. As of January 26, 2010, there were 15,729,465 shares of our common stock outstanding (87,171,915 shares of common stock after giving effect to the conversion of the 1,428,849 shares of Series A Preferred Stock outstanding into common stock), 121,328 shares of Series B Preferred Stock outstanding, and no shares of Series C Preferred Stock outstanding.

Common Stock

        Voting Rights.    Holders of our common stock are entitled to one vote per share with respect to each matter presented to shareholders for vote. Except as may be provided in connection with any of our preferred stock, or as may otherwise be required by law or our Restated Articles of Incorporation, our common stock is the only capital stock of the Company entitled to vote in the election of directors and on all other matters presented to our shareholders; provided that the holders of common stock, as such, will not be entitled to vote on any matter that relates solely to the terms of any outstanding series of preferred stock or the number of shares of such series and does not affect the number or authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. The common stock does not have cumulative voting rights.

        Dividends.    Subject to the prior rights of holders of our preferred stock, holders of common stock are entitled to receive such dividends as may be lawfully declared from time to time by our Board of Directors. On September 23, 2009, we announced that we had suspended payment of cash dividends on our common stock and exercised our right to defer regularly scheduled interest payments on our outstanding junior subordinated debentures related to trust preferred securities. We may not pay any cash dividends on our common stock until we are current on interest payments on our outstanding junior subordinated debentures. In addition, cash dividends from the Bank are the primary source of funds for payment of cash dividends to our shareholders, and under the Order the Bank is currently prohibited from paying cash dividends without the prior consent of the FDIC and the DFCS. We are also prohibited from paying dividends under the Written Agreement without the prior consent of the Reserve Bank and the DFCS.

        Other Rights.    Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of common stock will be entitled to receive the assets that are legally available for distribution to shareholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of our preferred stock are entitled.

        Other than the subscription rights offered in this offering, the common stock does not have preemptive, subscription or conversion rights. Additional shares of authorized common stock may be issued, as determined by our board from time to time, without shareholder approval, except as may be required by applicable NASDAQ requirements.

        Listing.    Our common stock is listed on the NASDAQ Global Select Market under the symbol "WCBO." Wells Fargo Bank, National Association is the transfer agent and registrar for our common stock.

        Fully Paid.    The outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the shares has been paid and the holders of the shares will not be assessed any additional amounts for the shares.

Preferred Stock

        Subject to Oregon law and the terms of our Restated Articles of Incorporation, our board may, without approval of the shareholders, cause shares of preferred stock to be issued from time to time in one or more series, provided that that such issuance shall be subject to the affirmative vote of the holders of a majority of the shares present and entitled to vote at a meeting at which such action is submitted for approval if the board has received notice of or is otherwise aware of any transaction or other event pursuant to which

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  any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules and regulations pursuant thereto), other than the Company, a subsidiary of the Company, an employee benefit or similar plan sponsored by the Company, or a person permitted to file reports of beneficial ownership of the Company's common stock on Schedule 13G under the Exchange Act, is or proposes to become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 10 percent or more of the combined voting power of the Company's then outstanding securities, or

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  the Company or any of its subsidiaries representing 50 percent or more of its assets would be a party to a merger or consolidation in which less than 50 percent of the outstanding voting securities of the surviving or resulting company or such surviving or resulting company's parent would be owned in the aggregate by persons who were shareholders of the Company immediately prior to such merger or consolidation.

        The board will determine the number of shares of each series as well as the designation, powers, privileges, preferences and rights of the shares of that series. Among the specific matters that may be determined by the board are:

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  the rate of dividends, if any;

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  whether dividends, if any, will be cumulative or non-cumulative;

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  the terms of redemption, if any;

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  the terms of any sinking fund providing for the purchase or redemption of shares of each series;

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  the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

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  rights and terms of conversion or exchange, if any; and

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  voting rights, if any.

        We currently have three designated series of preferred stock: the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

Series A Preferred Stock and Series B Preferred Stock

        Authorized Shares and Liquidation Preference.    The number of authorized shares of Series A Preferred Stock is 2,000,000, and the number of authorized shares of Series B Preferred Stock is 600,000. Shares of Series A Preferred Stock and Series B Preferred Stock have no par value and the liquidation preference of the Series A Preferred Stock and Series B Preferred Stock is $100 per share.

        Ranking.    The Series A Preferred Stock and Series B Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with our other authorized series of preferred stock and with each other class or series of preferred stock, established after the date of issuance of the Series A Preferred Stock and Series B Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock or Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company, and (ii) senior to the Company's common stock and each other class or series of capital stock outstanding or established after the date the Series A Preferred Stock and Series B Preferred Stock is first issued, the terms of which expressly provide that it ranks junior to the Series A Preferred Stock or Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, winding-up and dissolution of the Company. The Company has the right to authorize and/or issue additional shares or classes or series of junior securities or parity securities without the consent of the holders.

        Dividends.    Holders of Series A Preferred Stock and Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, dividends in the amount determined as set forth below.

        If our Board of Directors declares and pays a cash dividend in respect of any shares of common stock, then the Board of Directors is required to declare and pay to the holders of the Series A Preferred Stock and Series B Preferred Stock a cash dividend in an amount per share of preferred stock equal to the product of (i) the per share dividend declared and paid in respect of each share of common stock and (ii) the number of shares of common stock into which such share of preferred stock is then convertible.

        On September 23, 2009, we announced that we had exercised our right to defer regularly scheduled interest payments on our outstanding junior subordinated debentures related to trust preferred securities. We may not pay any cash dividends on our preferred stock until we are current on interest payments on our outstanding junior subordinated debentures. In addition, cash dividends from the Bank are the primary source of funds for payment of cash dividends to our shareholders, and under the Order the Bank is currently prohibited from paying cash dividends without the prior consent of the FDIC and the DFCS. We are also prohibited from paying dividends under the Written Agreement without the prior consent of the Reserve Bank and the DFCS.

        Rights Upon Liquidation.    In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series A Preferred Stock and Series B Preferred Stock will be entitled, for each share of the preferred stock held, to (1) the liquidation preference per share of preferred stock, plus any accrued but unpaid dividends, plus (2) an amount equal to the liquidation amount payable on an as-converted basis on the number of shares of common stock into which such shares of preferred stock could have been converted on a date at least ten business days before the first liquidating distribution is made on the preferred stock.

        In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and Series B Preferred Stock and the corresponding amounts payable on any parity securities, holders of Series A Preferred Stock and Series B Preferred Stock and the holders of parity securities will share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

        Redemption.    The Series A Preferred Stock and Series B Preferred Stock are not redeemable.

        Mandatory Conversion.    The Series A Preferred Stock automatically converted into shares of our common stock on the fifth business day following the receipt of shareholder approvals at our January 20, 2010 special meeting of shareholders. See "Recent Developments—Special Meeting of Shareholders."

        Each share of Series B Preferred Stock mandatorily converts into shares of our common stock following the completion of the transfer of that share to a third party in (1) a widespread public distribution, (2) a transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of voting securities of the Company or (3) a transfer to a transferee that would control more than 50% of the voting securities of the Company without any transfer from the holder.

        The number of shares of our common stock into which a share of Series A Preferred Stock or Series B Preferred Stock will be convertible will be determined by dividing the base value by the then applicable conversion price. No fractional shares of common stock will be issued. Upon conversion, cash will be paid in lieu of fractional shares based on the closing price of the common stock determined as of the second trading day immediately preceding the date of the mandatory conversion. The initial conversion price of the preferred stock is $2.00 per share of common stock into which it is converted and the initial number of shares of our common stock into which one share of preferred stock is convertible into is 50.

        Anti-Dilution Provision.    The conversion price of the Series A Preferred Stock and Series B Preferred Stock is also subject to customary anti-dilution adjustments, which will be made (subject to certain exceptions, including this rights offering) in the event that the Company:

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  pays dividends or other distributions on the common stock in shares of common stock;

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  subdivides, splits or combines the shares of common stock;

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  subject to certain exceptions and limitations, issues to holders of its common stock rights or warrants entitling them to purchase common stock at less than the then-current market price;

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  distributes to holders of its common stock indebtedness, shares of capital stock, securities, cash or other assets (other than cash dividends and certain other transactions);

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  makes a cash distribution to holders of common stock, other than (1) cash dividends to the extent a corresponding dividend is paid on the corresponding series of preferred stock, (2) cash distributed in a reorganization event or spin-off, (3) upon liquidation, dissolution or winding-up and (4) in connection with a tender or exchange offer by the Company; and

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  completes a tender or exchange offer for the common stock where the consideration exceeds the closing price (as defined in the articles of amendment for the applicable series of preferred stock) per share of the common stock.

No anti-dilution adjustments will be made as a result of this rights offering.

        Reorganization Events.    If the Company enters into a transaction constituting a consolidation or merger of the Company or similar transaction or any sale or other transfer of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole (in each case pursuant to which its common stock will be converted into cash, securities or other property) or for certain reclassifications or exchanges of its common stock, then each holder of Series A Preferred Stock and each holder of Series B Preferred Stock will have the right to convert such preferred stock, effective on the date such transaction is consummated (or, if later, the date applicable regulatory approvals are obtained), into the securities, cash and other property receivable in the transaction by the holder of the number of shares of common stock into which such preferred stock would then be convertible, assuming receipt of any applicable regulatory approval.

        Voting Rights.    Except as set forth below, holders of the Series A Preferred Stock and Series B Preferred Stock will not have any voting rights.

        So long as any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Restated Articles of Incorporation, the vote or consent of the holders of three-quarters of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock voting as a single class with all other classes and series of parity stock having similar voting rights then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for (1) any amendment of our Restated Articles of Incorporation to authorize, or increase the authorized amount of, any shares of any class or series of capital stock ranking senior to the preferred stock with respect to the payment of dividends or the distribution of assets on our liquidation, (2) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of our Restated Articles of Incorporation or our bylaws that would alter or change the rights, preferences or privileges of the preferred stock so as to affect them significantly and adversely or (3) the consummation of a binding share exchange or reclassification involving the preferred stock or a merger or consolidation of the Company with another entity, except that holders will have no right to vote under this provision or under Oregon law if the Company shall have complied with certain notice requirements with respect to such transaction.

        Transfer Agent.    Wells Fargo Bank, National Association, serves as the transfer agent, registrar, payment agent and conversion agent for our Series A Preferred Stock and Series B Preferred Stock.

Series C Preferred Stock

        The Series C Preferred Stock will be issuable in connection with, and pursuant to, our Tax Benefit Preservation Plan. See "—Anti-Takeover Provisions—Tax Benefit Preservation Plan."

Anti-Takeover Provisions

        Oregon law.    The Oregon Control Share Act ("OCSA") regulates the process by which a person may acquire control of certain Oregon-based corporations without the consent and cooperation of the board of directors. The OCSA provisions restrict a shareholder's ability to vote shares of stock acquired in certain transactions not approved by the board that cause the acquiring person to gain control of a voting position exceeding one-fifth, one-third, or one-half of the votes entitled to be cast in an election of directors. Shares acquired in a control share acquisition have no voting rights except as authorized by a vote of the shareholders.

        The acquiror may, but is not required to, submit to the target company a statement including specific information about the acquiror and its plans for the Company. The statement may also request that the Company call a special meeting of shareholders to determine whether the control shares will be allowed to have voting rights. If the acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders. If the acquiror's control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value of their shares, which may not be less than the highest price paid per share by the acquiror for the control shares.

        A corporation may opt out of the OCSA by provision in the corporation's articles of incorporation or bylaws. The Company has not opted out of the OCSA.

        Except under certain circumstances, the Oregon Business Corporation Act ("OBCA") also prohibits a "business combination" between a corporation and an "interested shareholder" (in the case of the OBCA) within three years of the shareholder becoming an "interested shareholder." Generally, an "interested shareholder" is a person or group that directly or indirectly controls, or has the right to acquire or control, the voting or disposition of 15% or more of the outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. A "business combination" is defined broadly to include, among others (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (ii) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (iv) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges, or other financial benefits.

        A business combination between a corporation and an interested shareholder is prohibited unless (i) prior to the date the person became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written counsel) of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

        These restrictions placed on interested shareholders by the OBCA do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation's original articles of incorporation or certificate of incorporation contains a provision expressly electing not to be governed by the applicable section of the OBCA; (ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws, articles of incorporation or certificate of incorporation expressly electing not to be governed by the applicable section of the OBCA, provided that such amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote. Such an amendment, however, generally will not be effective until 12 months after its adoption and will not apply to any business combination with a person who became an interested shareholder at or prior to such consummation or abandonment of certain transactions, including mergers and tender offers. The Company has not opted out of the OBCA.

        Number of Directors; Removal; Filling Vacancies.    Our Restated Articles of Incorporation provide that the number of directors will be not fewer than eight or more than 20, with the exact number to be fixed by resolution of the Board of Directors adopted by at least 75% of the whole board. In addition, our Restated Articles of Incorporation provide that any vacancies, or newly created directorships, may be filled by the Board of Directors. Accordingly, shareholders will not be able to increase the size of the board in order to fill the newly created directorships with shareholder nominees.

        According to our Restated Articles of Incorporation, no director may be removed from office without cause except by a vote of two thirds of the shares then entitled to vote at an election of directors. Except as otherwise provided by law, cause for removal shall exist only if the board of directors has reasonable grounds to believe that the corporation has suffered or will suffer substantial injury as a result of the gross negligence, willful misconduct, or dishonesty of the director whose removal is proposed.

        Shareholder Action by Written Consent.    Our Bylaws provide that shareholder action can be taken without a meeting by written consent only if a written consent resolution, setting forth the action taken, is signed by all shareholders entitled to vote on the action and is delivered to the corporation. As a result, consideration of a shareholder proposal may be delayed until the next annual meeting unless a special meeting is called by the board, the president or the president at the request of 10 percent or more of our shares entitled to vote on an issue proposed for consideration by shareholders.

        Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals.    Our Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors, or to bring other business before an annual meeting of our shareholders. Only persons who are nominated by, or at the direction of, our board, or by a shareholder who has given timely written notice to our corporate secretary prior to the meeting at which directors are to be elected, are eligible for election as directors of the Company. The business to be conducted at an annual meeting is limited to business brought before the meeting by, or at the direction of, the board or by a shareholder who has given timely written notice to the Secretary of his or her intention to bring such business before such meeting.

        Notice of a shareholder nomination or other business to be brought before an annual meeting will be timely only if it is delivered to the Company not less than 60 days in advance of such meeting, provided that if the date of such annual meeting of shareholders has not been publicly announced by the Company more than 90 days in advance of such meeting, such written notice must be given within 15 days after the first public disclosure of the date of the annual meeting, including, without limitation, disclosure of the meeting date set forth in any document or exhibit thereto filed by the Company with the Securities and Exchange Commission.

        Any shareholder entitled to vote for the election of directors may nominate at a meeting persons for election as directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by certified mail, postage prepaid, addressed to the secretary at the corporation's executive officers not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 days prior to the date of such meeting (provided that if the date of such annual meeting of shareholders has not been publicly announced by the corporation more than 90 days in advance of such meeting, such written notice must be given within 15 days after the first public disclosure of the date of the annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

        A shareholder's notice proposing to nominate a person for election as a director must contain specified information including, without limitation, the identity and address of the nominating shareholder, the identity and address of each person to be nominated, a representation that such shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear at the meeting in person or by proxy to nominate the person or persons specified in the notice as directors; a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons pursuant to which the nomination or nominations are to be made by such shareholder; such other information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee; and the consent of each proposed nominee to serve as a director of the corporation if so elected. A shareholder's notice relating to the conduct of business other than the nomination of directors must contain specified information about that business and about the proposing shareholder, including, without limitation:

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  a brief description of the business the shareholder proposes to bring before the meeting;

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  the name and address of the shareholder; and

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  any material interest of the shareholder in the business so proposed.

        If the chairman or other officer presiding at a meeting determines that a person was not nominated or other business was not brought before the meeting in accordance with the bylaw provisions summarized above, the person will not be eligible for election as a director or the proposed business will not be conducted at the meeting, as the case may be.

        Although our Bylaws do not give our Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed. Also, they may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial, to the Company and our shareholders.

        Blank Check Preferred Stock.    Subject to certain limitations, our Board of Directors has the authority to designate the rights and preferences of, and issue one or more series of, preferred stock without shareholder approval as discussed under "—Preferred Stock." The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.

        Approval of Mergers, Consolidations, and Sale of Substantial Assets.    Our Restated Articles of Incorporation impose heightened shareholder approval requirements for certain change in control transactions or sales of all or substantially all of the assets of the Company and its subsidiaries if such transactions have not been approved by our Board of Directors by the affirmative vote of more than 75% of our directors. Under the articles, a "change in control" occurs if any person acquires beneficial ownership of 30% or more of our outstanding common stock, the Company is merged or consolidated with another company and as a result less than 50% of the voting securities of the surviving company are owned by our shareholders immediately prior to the transaction, or upon the occurrence of other specified transactions. In the absence of prior board approval (by more than 75% of the directors), change in control transactions and sales of all or substantially all of the Company's assets require the affirmative vote of 66 2/3% of shares entitled to be voted. This provision of the Restated Articles of Incorporation may not be amended or repealed unless such amendment or repeal is approved by more than 75% of the directors or receives the affirmative vote of 66 2/3% of all classes of stock entitled to vote.

        Tax Benefit Preservation Plan.    Our Board of Directors adopted a Tax Benefit Preservation Plan with Wells Fargo Bank, National Association, as Rights Agent, on October 23, 2009. The provisions of the Tax Benefit Preservation Plan are described in detail in the registration statement on Form 8-A12B that we previously filed with the SEC and which is referenced in the section below entitled "Information Incorporated by Reference." The Board adopted the Tax Benefit Preservation Plan in an effort to protect shareholder value by attempting to protect against a possible limitation on the Company's ability to use Tax Attributes, but the plan may be deemed to have an anti-takeover effect. The Tax Benefit Preservation Plan will cause substantial dilution to any person or group who attempts to acquire a significant interest in the Company without advance approval from our Board of Directors. As a result, one effect of the Tax Benefit Preservation Plan may be to render more difficult or discourage any attempt to acquire the Company.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general summary of certain material U.S. federal income tax consequences of the rights offering to U.S. holders (as defined below). This summary is based upon provisions of the Code, applicable Treasury Regulations, administrative rulings, judicial authorities and other applicable existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect which could result in U.S. federal income tax consequences different from those discussed below. No assurance can be given that the Internal Revenue Service, or IRS, will not challenge one or more of the tax results described in this discussion, and no ruling from the IRS has been, or is expected to be, sought with respect to the U.S. federal tax consequences of the rights offering.

        This summary does not provide a complete analysis of all potential tax considerations. This summary is only applicable to U.S. holders of common stock who acquire the subscription rights pursuant to the terms of the rights offering, have held the common stock, and will hold the subscription rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as holders who may be subject to special tax treatment under the Code, including (without limitation) dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or traders in securities that elect to use a mark-to-market method of accounting for their securities, persons holding subscription rights or common stock as part of a hedging, integrated or conversion transaction or a straddle, persons deemed to sell common stock, under the constructive sale provisions of the Code, persons whose "functional currency" is not the U.S. dollar, and foreign taxpayers. This summary does not deal with any U.S. federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences, nor does it address any tax considerations to persons other than U.S. holders.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of our right or common stock that is, for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

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  an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or exercises the subscription rights or the over-subscription rights, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the U.S. federal income tax consequences of the receipt, exercise or lapse of the subscription rights.

        Holders of common stock are urged to consult their own tax advisors as to the specific tax consequences of the rights offering to them, including the applicable federal, state, local and foreign tax consequences of the rights offering to them and the effect of possible changes in tax laws.

Taxation of Subscription Rights

        Receipt of Subscription Rights.    Your receipt of subscription rights pursuant to the rights offering should be treated as a nontaxable distribution with respect to your existing common stock for U.S. federal income tax purposes, and the following summary assumes you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your common stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

        If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate basis between your existing common stock and the subscription rights in proportion to the relative fair market values of the existing common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable. The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

        On the other hand, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing common stock on the date you receive the subscription rights, then you must allocate your basis in your existing common stock between the existing common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.

        Your holding period in a subscription right will include your holding period in the common stock with respect to which the subscription right was distributed.

        Exercise of Basic Subscription Privilege or Over-Subscription Privilege.    Generally, you will not recognize gain or loss on the exercise of a subscription right pursuant to the basic subscription privilege or subscription for shares pursuant to the over-subscription privilege. Your tax basis in new shares of common stock acquired when you exercise a subscription right pursuant to the basic subscription privilege or subscribe for shares pursuant to the over-subscription privilege will be equal to your adjusted tax basis in the subscription right plus the subscription price. The holding period of a share of common stock acquired when you exercise a subscription right pursuant to the basic subscription privilege or subscribe for shares pursuant to the over-subscription privilege will begin on the date of exercise.

        If you exercise a subscription right received in the rights offering after disposing of the share of our common stock with respect to which such subscription right is received, then certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of tax basis between the common stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold, and (3) the impact of such allocation on the tax basis of common stock acquired through exercise of the subscription right. If you exercise a subscription right received in the rights offering after disposing of the common stock with respect to which the subscription right is received, you should consult your tax advisor.

        Non-Exercising Subscription Rights.    If you do not exercise your subscription rights, you should not recognize a capital loss for U.S. federal income tax purposes and any portion of the tax basis in your existing shares of common stock previously allocated to the subscription right not exercised should be re-allocated to the existing common stock.

PLAN OF DISTRIBUTION

        On or about February 1, 2010, we will distribute the subscription rights, subscription rights certificates and copies of this prospectus to individuals who owned shares of common stock of record as of the close of business on January 19, 2010, the record date for the rights offering. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment for the shares, to the subscription agent. See "The Rights Offering—Method of Exercising Rights." If you have any questions, you should contact the information agent, Morrow & Co., LLC. Banks and brokers should call (800) 662-5200 and shareholders should call (800) 607-0088. The subscription rights will not be listed on the NASDAQ Global Select Market or any other stock exchange or trading market. The shares of common stock issuable upon exercise of the subscription rights will be listed on the NASDAQ Global Select Market under the symbol "WCBO".

        We have agreed to pay the subscription agent and information agent customary fees plus certain expenses in connection with the rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the rights offering will be approximately $350,000.

 LEGAL MATTERS

        The validity of the subscription rights and the common stock issuable upon exercise of the rights will be passed upon for us by Miller Nash LLP, Portland, Oregon.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

        We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

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  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

  •
  our Current Reports on Form 8-K and amendments thereto filed with the SEC on January 29, 2009, September 24, 2009, October 26, 2009, October 28, 2009, December 21, 2009, December 22, 2009, January 6, 2010, January 20, 2010 and January 21, 2010 (other than the portions of those documents not deemed to be filed);

  •
  those portions of our Definitive Proxy Statement on Schedule 14A deemed incorporated into our Annual Report on Form 10-K, filed with the SEC on March 18, 2009; and

  •
  the Form 8-A12B Registration Statement filed with the SEC on October 28, 2009, including any amendment or report filed with the SEC for the purpose of updating this description.

        To the extent that any information contained in any report in Form 8-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

        You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

5335 Meadows Road—Suite 201
Lake Oswego, Oregon 97035
(503) 684-0884
Attention: Corporate Secretary

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an internet website, at www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.wcb.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.